**ISSUER FREE WRITING PROSPECTUS**
**Filed Pursuant to Rule 433**

**Registration Statement No. 333-137902**
**Dated December 4, 2007**

# Deutsche Bank

**Product Snapshot** – 100% Principal Protected Notes Linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return

Type: Four Year Principal Protected Note
Positioning: Commodities



## Description & Benefits

The 100% Principal Protected Notes ( the "notes") offer clients:

- A vehicle for expressing a bullish view on the commodity markets, specifically the DBLCI-MR PLUS™ Excess Return Index, over the next 4 years.
- 100% principal protection if held to maturity.

## Index Holding

DBLCI-MR™ ER: 100%

DBLCI-MR™ ER Components and weights:

| | Commodity | Base Weight | Current Weight |
|---|---|---|---|
| ENERGY | Light Sweet Crude | 35.00% | 42.36% |
| | Heating Oil | 20.00% | 17.93% |
| INDUSTRIAL METALS | Aluminium | 12.50% | 15.13% |
| PRECIOUS METALS | Gold | 10.00% | 8.97% |
| AGRICULTURE | Wheat | 11.25% | 5.54% |
| | Corn | 11.25% | 10.09% |

Index Holding and DBLCI-MR™ ER weights as of 11/30/2007

**Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 276T-1, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement T-1, term sheet No. 276T-1 and this product snapshot if you so request by calling toll-free 1-800-311-4409. The Deutsche Bank Liquid Commodity Index – Mean Reversion™ Excess Return and the Deutsche Bank Liquid Commodity Index – Mean Reversion PLUS™ Excess Return are intellectual properties of Deutsche Bank AG. "Deutsche Bank Liquid Commodity Index – Mean Reversion™" and "Deutsche Bank Liquid Commodity Index – Mean Reversion PLUS™ Excess Return" are trademarks of Deutsche Bank AG. Deutsche Bank AG reserves all the rights, including copyright, to the Indices.**

## Quick Facts

| | |
|---|---|
| Issuer: | Deutsche Bank AG London (Moody's Aa1, S&P AA).† |
| Underlying: | DBLCI-MR PLUS™ ER Index (BBG: DBLCMPUE Index <GO>). |
| Initial Valuation Date: | December 21, 2007* |
| Note Issue Date: | December 27, 2007* |
| Maturity: | 4 years. |
| Investment Currency: | USD. |
| Principal Protection: | 100%. |
| Downside Risk: | None. |
| Investment Amount: | Minimum Denominations of $10,000 and integral multiples of $1,000 in excess thereof. |
| Commission: | Up to $15.00 per $1,000 Investment Amount. |
| IRA, ERISA eligible? | No. |

* expected

## Underlying

DBLCI-MR PLUS™ Excess Return Index combines the DBLCI-MR™ Excess Return's approach to investing in commodities with a momentum strategy that seeks to protect returns from downturns in the commodities market. On each monthly rebalancing date, the proportion of the DBLCI-MR PLUS™ Excess Return Index invested in the DBLCI-MR™ Excess Return is based on the DBLCI-MR™ Excess Return performance over the past twelve months.

*The DBLCI-MR™ Excess Return is composed of futures contracts on six commodities* ***–crude oil, heating oil, aluminum, gold, wheat and corn.***

- Captures returns from two sources: spot return and roll yield
- Broad exposure to commodities as an asset class.
- Frees the investor from the mechanics of futures trading (e.g., contract rolling and physical delivery).
- Applies a mean reversion adjustment which reduces the weighting of expensive commodities while increasing the weighting of cheap commodities, according to a rule based mechanism.

*The weighting of each commodity in the Index depends on the deviation of the commodity's price from its long-term average. If the short-term moving average of a commodity rises significantly above its long-term moving average, the weighting of such commodity in the Index will be reduced and vice versa.*

**You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.**

**† A credit rating is not a recommendation to buy, sell, or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating agency**

Deutsche Bank

**Product Snapshot** – 100% Principal Protected Notes Linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return



## Type: Four Year Principal Protected Note
## Positioning: Commodities

**Annual Price Performance of the DBLCI-MR PLUS™ ER (02/28/03-11/30/07)**


35.00%
30.00%
25.00%
20.00%
15.00%
10.00%
5.00%
0.00%
-5.00%
2003
2004
2005
2006
YTD

*Source: Bloomberg*

The above chart is for illustrative purposes only and does not purport to predict performance of the Securities or the Index. The payout on the Securities is tied to the value of the Index on a specific date. As such, a temporary decline in value around such specific date could greatly affect the holder's return.

The Index was launched in July 2007. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at anytime prior to July 2007. Past performance of the Index is no guarantee of future results.

**We cannot give you assurance that you will receive any more than your initial investment at maturity.**

## Risk Considerations

- The risk of investing in commodities can be substantial. The price of the notes and the commodities which comprise the Index may be affected by numerous market factors, including events in the equity markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political and regulatory events. A rise in the value of one commodity may be offset by a fall in the value of one or more of the other commodities comprising the Index.
- Your return on the notes will be dependent on the increase in the Index during the term of the notes. There is no assurance that the commodities which comprise the Index will have positive performance and past performance of any of the commodities which comprise the Index is not a guarantee, nor necessarily indicative, of their future performance.
- The notes are principal protected if held to maturity.
- The notes do not pay interest and investors will not receive coupon payments.
- The receipt by the investor of monies owed under the notes is subject to and dependent on Deutsche Bank AG's abilities to pay such monies. Consequently, investors are subject to a counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

## Tax Treatment

- The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes. For more detail, see "Selected Purchase Considerations— Taxed As Contingent Payment Debt Instruments" in the accompanying Term Sheet.

Past performance – including any performance based on retrospective calculations – is not necessarily indicative of future results.